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                                                                      Exhibit 99




  [NATIONAL CITY LOGO]
                                                       NATIONAL CITY CORPORATION
                                                       1900 E. 9th St.
                                                       Cleveland, OH 44114-3484





   NEWS RELEASE
   For Immediate Release

   Media Contact:
   Kelly Wagner
   216-222-9514
   Kelly.J.Wagner@NationalCity.com


                   NATIONAL CITY REACHES AGREEMENT ON SALE OF
                  CORPORATE TRUST BOND ADMINISTRATION BUSINESS


         CLEVELAND, OH--May 25, 2004--National City Corporation (NYSE: NCC) has reached a definitive agreement with U.S. Bancorp (NYSE: USB) and its lead bank, U.S. Bank N.A., for the sale of the Corporate Trust Bond Administration business, part of the Institutional Asset Management division at National City. The Corporate Trust Bond Administration business manages relationships with small and large municipal and corporate bond issuers, providing advice, guidance, reliability and value in bond administration to address corporate trust needs.
         "We are committed to acting in the best interests of our stockholders, clients and employees," said Ted M. Parker, executive vice president of National City Institutional Asset Management. "The sale of this business is a strategic decision that allows us to use our resources to focus on providing superior services to our clients in the areas of investment management, charitable and endowment services, retirement plan services, custody and stock transfer. We will be working closely with the U.S. Bank team to ensure a seamless transition for current Corporate Trust Bond Administration clients."
         As a result of this transaction, U.S. Bank's corporate trust division will acquire approximately 3,800 new client issuances, 291,500 bondholders and $34 billion in assets under administration.


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ABOUT NATIONAL CITY INSTITUTIONAL ASSET MANAGEMENT
National City Institutional Asset Management is a division of National City Asset Management. The division delivers comprehensive financial and investment assistance in the areas of investment management, retirement plan services, charitable and endowment services, custody and escrow services and stock transfer. Clients include institutions, including public and private companies and corporations, charitable foundations and endowment funds, colleges and universities, hospitals, community organizations, municipalities, religious and fraternal organizations and Taft-Hartley plans of unions and union-related organizations.

ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.

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